Exhibit 23.4

Independent Auditor’s Consent

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 15, 2026, relating to the consolidated financial statements of Constellation Network, Inc., appearing elsewhere in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

M/s Lilling & Company LLP

Certified Public Accountants

Port Washington, New York

March 3, 2026